Exhibit 15

May 9, 2022

Arrow Financial Corporation
Glens Falls, New York

Re: Registration Statement on Form S-8 related to the Arrow Financial Corporation 2022 Long Term Incentive Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 6, 2022 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/  KPMG LLP

Albany, New York